Exhibit 10.2

Amended and Restated Employment Agreement
This Employment Agreement (the “Agreement”) between Exicure, Inc., a Delaware corporation (the “Company”), and Joshua Miller (“Executive”) (each of Executive and the Company, a “Party,” and collectively, the “Parties”), is entered into as of May 9, 2023.
Whereas, Executive and the Company are parties to that certain Employment Agreement, dated June 9, 2022 (“Prior Agreement”);
Whereas, the Company desires to employ Executive as its Chief Accounting Officer and Executive desires to accept such employment and to perform duties to the Company on the terms and conditions hereinafter set forth in this Agreement; and
Whereas, the Parties wish to amend and restate the terms of the Prior Agreement as set forth in this Agreement.
Now, Therefore, in consideration of the mutual covenants contained herein and other valid consideration, the sufficiency of which is acknowledged, the Parties hereto agree as follows:
1.Employment. Executive’s employment under this Agreement shall commence on May 5, 2023 (the “Effective Date”) and shall continue until the termination of Executive’s at-will employment under this Agreement. The period from the Effective Date until the termination of Executive’s at-will employment under this Agreement is referred to as the “Employment Period.”
2.Position and Duties. Subject to the terms and conditions of this Agreement, Executive shall serve as the Chief Accounting Officer of the Company and shall have the duties, responsibilities and authority of an executive serving in such position, and such other duties as may be assigned and/or prescribed from time to time by the Company’s Chief Executive Officer and/or the Company’s Board of Directors. Executive shall report to the Chief Executive Officer. Executive’s assigned work office shall be Chicago, Illinois, and he will be expected to engage in business travel from time to time, as agreed upon with the Chief Executive Officer. Executive shall devote Executive’s full business time and efforts to the business and affairs of the Company and its subsidiaries. Executive shall not become a director of any for-profit entity without first receiving the written approval of the Board.
3.Compensation and Benefits.
(a)Base Salary. As compensation for Executive’s performance of Executive’s duties hereunder, Executive shall receive a base salary at the rate of two hundred fifteen thousand dollars ($215,000) per year (the “Base Salary”), subject to standard payroll deductions and withholdings and payable in accordance with the Company’s regular payroll schedule. The Base Salary shall be reviewed for adjustments by the Compensation Committee of the Board (the “Compensation Committee”) in good faith, based upon Executive’s performance and the Company’s pay philosophy, not less often than annually, provided, that Executive’s Base Salary may be decreased as part of an across-the-board reduction in base salaries of all Company executive officers so long as the percentage reduction in Executive’s Base Salary is not greater than the percentage reduction applicable to other executive officers. The term “Base Salary” shall refer to the Base Salary as may be in effect from time to time.

(b)Annual Incentive Compensation. Executive shall be eligible to participate in the annual cash bonus program maintained for executive officers of the Company (the “Annual Incentive Program”). Executive’s minimum target annual bonus shall be equal to 40% of Base Salary for each full year during the Employment Period in which Executive participates in the Annual Incentive Program. The actual amount of the annual bonus earned by and payable to Executive in any year shall be determined upon the satisfaction of goals and objectives established by the Compensation Committee and communicated to Executive, and shall be subject to such other terms and conditions of the Annual Incentive Program as in effect from time to time. Each bonus paid under the Annual Incentive Program shall be paid to Executive no later than March 15th of the calendar year following the calendar year in which the bonus is earned.
(c)RESERVED
(d)Other Benefits.
(i)Savings and Retirement Plans. Except as otherwise limited by applicable law, Executive shall be entitled to participate in all qualified and non-qualified savings and retirement plans applicable generally to other senior executive officers of the Company, in accordance with the terms of the plans, as may be amended from time to time.
(ii)Welfare Benefit Plans. Except as otherwise limited by applicable law, Executive and/or Executive’s eligible dependents shall be eligible to participate in and shall receive all benefits under the Company’s welfare benefit plans and programs applicable generally to other senior executive officers of the Company, in accordance with the terms of the plans, as may be amended from time to time.
(iii)Perquisites. Except as otherwise limited by applicable law, Executive shall be entitled to such perquisites as may be available generally from time to time to other senior executive officers of the Company, but at levels commensurate with executive’s position as Vice President, Corporate Development.
(iv)Business Expenses. Subject to Section 14, Executive shall be reimbursed for reasonable travel and other expenses incurred in the performance of Executive’s duties on behalf of the Company in a manner consistent with the Company’s policies regarding such reimbursements, as may be in effect from time to time.
4.Termination of Employment.
(a)Executive’s employment under this Agreement shall terminate upon the earliest to occur of: (i) Termination due to Disability (as defined below); (ii) termination of Executive’s employment by the Company for Cause; (iii) termination of Executive’s employment by the Company for any reason other than Cause or Termination due to Disability; (iv) Executive’s death; (v) termination of Executive’s employment by Executive for Good Reason or (vi) termination of Executive’s employment by Executive for any reason other than Good Reason. Upon the termination of Executive’s employment with the Company for any reason, Executive shall be deemed to have resigned from all positions with the Company or any of its affiliates held by Executive as of the date immediately preceding Executive’s termination of employment.
(b)If Executive’s employment ends for any reason, except as otherwise contemplated in this Section 4, Executive shall cease to have any rights to salary, bonus (if any) or other benefits, other than (i) the earned but unpaid portion of Executive’s Base Salary through the date of termination or resignation, (ii) any unpaid expense or other reimbursements due to Executive (provided that such expenses and required substantiation and documentation thereof are submitted within thirty (30) days following termination and that such expenses are reimbursable under Company policy), and (iii) any other amounts or benefits required to be paid or provided by law or under any plan, program, policy or practice of the Company, provided that Executive shall not be entitled to any payment or benefit under any severance plan maintained by the Company.
(c)Termination without Cause or for Good Reason. In the event that Executive’s employment is terminated by the Company without Cause, or by Executive for Good Reason (as both terms are defined below), then, in addition to the payments and benefits described in Section 5(b) above and subject to (i) Executive’s satisfaction of the Release Condition (as defined below) and (ii) Executive’s continuing compliance with the Confidential Information Agreement (as defined below), Executive shall receive the following separation benefits:
(i)a severance payment in the amount of (4) months’ Base Salary, at the rate as in effect immediately prior to Executive’s termination of employment hereunder, payable in a lump sum within 60 days following the separation date, less applicable withholdings and deductions;
(ii)a cash bonus for the year of termination, payable at the same time as annual cash bonuses are paid to senior management (but in no event later than March 15 of the calendar year following the calendar year in which the Separation Date occurs), based on actual achievement of performance targets (as if Executive had remained employed through the end of the applicable performance period), subject, however, to proration based on the number of days in the applicable performance period that had elapsed through the Separation Date; and
(iii)The Company shall pay a lump sum amount to assist Executive with the cost of monthly COBRA premiums or to otherwise contribute to the cost of post-employment health insurance coverage. This amount shall be equivalent to four (4) months of the Company’s contribution to health insurance, as per the plan (and rates) that Executive participated in immediately prior to termination, and is payable within 60 days following the separation date, less applicable withholdings and deductions.
(d)Termination without Cause or for Good Reason in Connection with a Change in Control. If Executive’s employment hereunder shall be terminated by the Company without Cause, or by Executive for Good Reason, in either case on or within 12 months following the closing date of a Change in Control, then, in addition to the payments and benefits described in Section 4(b), and in lieu of the payments and benefits described in Section 4(c), and subject to Executive’s satisfaction of the Release Condition and Executive’s continuing compliance with the Confidential Information Agreement:
(i)The Company shall pay Executive a severance payment in the amount equal to the sum of (x) nine (9) months of Executive’s annual Base Salary, at the rate as in effect immediately prior to Executive’s termination of employment hereunder, plus (y) Executive’s annual target bonus as set forth in Section 3(b) for the year in which the termination of employment occurs, such severance payment to be payable in a lump sum within 60 days following the separation date, less applicable withholdings and deductions;
(ii)All equity awards, to the extent outstanding as of immediately prior to such termination, will be (or will be deemed to have been) fully vested and exercisable as of the date of termination (with any performance conditions for open performance periods deemed satisfied at target);

(iii)The Company shall pay a lump sum amount to assist Executive with the cost of monthly COBRA premiums or to otherwise contribute to the cost of post-employment health insurance coverage. This amount shall be equivalent to nine (9) months of the Company’s contribution to health insurance, as per the plan (and rates) that Executive participated in immediately prior to termination and is payable within 60 days following the separation date, less applicable withholdings and deductions.
(e)Section 280G. Notwithstanding anything to the contrary in this Agreement, Executive expressly agrees that if the payments and benefits provided for in this Agreement or any other payments and benefits which Executive has the right to receive from the Company and its affiliates (collectively, the “Payments”), would constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder (the “Code”)), then the Payments shall be either (a) reduced (but not below zero) so that the present value of the Payments will be one dollar ($1.00) less than three times Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code) and so that no portion of the Payments received by Executive shall be subject to the excise tax imposed by Section 4999 of the Code or (b) paid in full, whichever produces the better net after-tax position to Executive. The reduction of Payments, if any, shall be made by reducing first any Payments that are exempt from Section 409A (as defined below) and then reducing any Payments subject to Section 409A in the reverse order in which such Payments would be paid or provided (beginning with such payment or benefit that would be made last in time and continuing, to the extent necessary, through to such payment or benefit that would be made first in time). The determination as to whether any such reduction in the Payments is necessary shall be made by the Compensation Committee in good faith. If a reduced Payment is made or provided and, through error or otherwise, that Payment, when aggregated with other payments and benefits from Company (or its affiliates) used in determining if a “parachute payment” exists, exceeds one dollar ($1.00) less than three times Executive’s base amount, then Executive shall immediately repay such excess to the Company.
(f)General Release. Executive’s execution, delivery and nonrevocation of a complete and general release of any and all of Executive’s potential claims (other than for benefits and payments described in this Agreement or any other vested benefits with the Company and/or its affiliates) against the Company, any of its affiliated companies, and their respective successors and any officers, employees, agents, directors, owners, shareholders, attorneys, insurers, underwriters, and assigns of the Company or its affiliates and/or successors (in such form as may be prepared by the Company), within fifty-five (55) days following Executive’s termination of employment, is an express condition of Executive’s right to receive the payments and benefits set forth in Section 4(c) and Section 4(d), as applicable (the “Release Condition”).
(g)Certain Definitions.
“Cause” shall mean the occurrence of any one of the following:
(i)gross negligence or willful misconduct in the performance of, or Executive’s abuse of alcohol or drugs rendering Executive unable to perform the material duties and services required for Executive’s position with the Company;
(ii)Executive’s conviction or plea of nolo contendere for any crime involving moral turpitude or a felony;
(iii)Executive’s commission of an act of deceit or fraud intended to result in personal and unauthorized enrichment of Executive at the expense of the Company or any of its affiliates; or

(iv)Executive’s material violation of the written policies of the Company or any of its affiliates (including, without limitation, ethics and compliance policies), as in effect from time to time, Executive’s material breach of a material obligation of Executive to the Company pursuant to Executive’s duties and obligations under the Company’s Bylaws, or Executive’s material breach of a material obligation of Executive to the Company or any of its affiliates pursuant to this Agreement, the Confidential Information Agreement or any award or other agreement between Executive and the Company or any of its affiliates.
“Change in Control” shall be deemed to have occurred upon the occurrence of any of the following events:
(i)The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 50% or more of either the then outstanding shares of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, but excluding, for this purpose, any such acquisition by the Company or any of its subsidiaries, or any employee benefit plan (or related trust) of the Company or its subsidiaries, or any corporation with respect to which, following such acquisition, more than 50% of, respectively, the then outstanding shares of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of all or substantially all directors is then beneficially owned, directly or indirectly, by the individuals and entities who were the beneficial owners, respectively, of shares and voting securities of the Company immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the then outstanding shares of the Company or the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors, as the case may be;
(ii)The consummation of a reorganization, merger or consolidation of the Company, in each case, with respect to which all or substantially all of the individuals and entities who were the respective beneficial owners of shares and voting securities of the Company immediately prior to such reorganization, merger or consolidation do not, following such reorganization, merger or consolidation, beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such reorganization, merger or consolidation;
(iii)During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest, including a consent solicitation, with respect to directors or as a result of any other actual or threatened solicitation of proxies or consents by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director; or
(iv)a complete liquidation or dissolution of the Company or of the sale or other disposition of all or substantially all of the assets of the Company.

In no event shall a Change in Control include the initial public offering of the Company registered on Form S-1 (or any successor form under the Securities Act of 1933, as amended) (the “Initial Public Offering”) or any bona fide primary or secondary public offering following the occurrence of the Initial Public Offering.
“Good Reason” shall mean the existence of any of the following:
(i)a material diminution in Executive’s authority, duties, or responsibilities from those applicable to Executive as of the Effective Date;
(ii)a material diminution in Executive’s annual Base Salary, except to the extent contemplated by Section 3(b) of this Agreement;
(iii)a relocation of Executive’s principal place of employment by more than 50 miles from the location where Executive was assigned to work immediately prior to such relocation, which for purposes of this Agreement shall mean the Company requiring Executive to be permanently based in a location that is more than 50 miles from either (A) Executive’s assigned Company office if such office is assigned, or (B) if Executive is assigned to work remotely, from the approved remote work location; or
(iv)a material breach by the Company of any provision of this Agreement.
Notwithstanding the foregoing or any other provision in this Agreement to the contrary, any assertion by Executive of a Good Reason termination shall not be effective unless all of the following conditions are satisfied:
(i)the conditions described in the preceding sentence giving rise to Executive’s termination of employment must have arisen without Executive’s written consent;
(ii)Executive must provide written notice to the Company of such condition and Executive’s intent to terminate employment within 45 days after the initial existence of the condition;
(iii)the condition specified in such notice must remain uncorrected for 30 days after receipt of such notice by the Company; and
(iv)the date of Executive’s termination of employment must occur within 90 days after the notice provided by Executive pursuant to clause (ii).
“Termination due to Disability” shall mean the termination of Executive’s employment by the Company as a result of Executive becoming incapacitated for a period of at least 120 days by accident, sickness or other circumstance that renders Executive mentally or physically incapable of performing Executive’s material duties hereunder.
5.Confidential Information and Inventions Assignment Obligations. Executive acknowledges that he previously executed, as a condition of employment, the Confidentiality, Non-Hire, Non-Disparagement, and Work Product Agreement attached as Exhibit A (which may be amended by the parties from time to time without regard to this Agreement) (“Confidential Information Agreement”), and Executive agrees to continue to abide by the terms of the Confidential Information Agreement. The Confidential Information Agreement contains provisions that are intended by the parties to survive and do survive termination of this Agreement.

6.Survival. Sections 5 through 16 hereof shall survive and continue in full force and effect in accordance with their respective terms, notwithstanding any termination of the Employment Period.
7.Notices. Any notice provided for in this Agreement shall be in writing and shall be delivered (i) personally, (ii) by certified mail, postage prepaid, (iii) by Federal Express or other reputable courier service regularly providing evidence of delivery (with charges paid by the party sending the notice), or (iv) by facsimile or a PDF or similar attachment to an email. Any such notice to a party shall be addressed at the address set forth below (subject to the right of a party to designate a different address for itself by notice similarly given):

If to the Company:

Exicure, Inc.
2430 N. Halsted St.
Chicago, Illinois 60614 Attn: Chief Executive Officer

If to Executive:

Joshua Miller
At the most recent address on file with the Company.

8.Entire Agreement. This Agreement, including the Confidential Information Agreement, constitutes the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes and preempts any prior understandings, agreements or representations by or between the parties, written or oral, which may have related in any manner to the subject matter hereof, including, without limitation, the Prior Agreement.
9.No Conflict. Executive represents and warrants that Executive is not bound by any employment contract, restrictive covenant, or other restriction preventing Executive from carrying out Executive’s responsibilities for the Company, or which is in any way inconsistent with the terms of this Agreement. Executive further represents and warrants that Executive shall not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.
10.Successors and Assigns. This Agreement shall inure to the benefit of and be enforceable by Executive and Executive’s heirs, executors and personal representatives, and the Company and its successors and assigns. As used in this Agreement, “Company” shall mean the Company as hereinbefore defined and any successor that assumes and agrees to perform this Agreement by operation of law or otherwise. The Company may assign its rights and obligations under this Agreement without the consent of Executive in the event that the Company shall hereafter affect a reorganization, consolidate with, or merge into, any person or entity or transfer all or substantially all of its properties or assets to any person or entity.
11.Governing Law. This Agreement shall be governed by the internal laws (as opposed to the conflicts of law provisions) of the State of Illinois.
12.Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Company and Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement. The waiver by either party of any breach of this Agreement shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
13.Withholding. All payments and benefits under this Agreement are subject to withholding of all applicable taxes.
14.Code Section 409A. This Agreement is intended to comply with the requirements of Section 409A of the Code, and the Treasury Regulations promulgated thereunder (and such other Treasury or Internal Revenue Service guidance) as in effect from time to time (“Section 409A”), and shall be interpreted and construed consistently with such intent. The payments to Executive pursuant to this Agreement are also intended to be exempt from Section 409A to the maximum extent possible, under either the separation pay exemption pursuant to Treasury regulation §1.409A-1(b)(9)(iii) or as short-term deferrals pursuant to Treasury regulation §1.409A-1(b)(4), and for such purposes. Each payment to Executive under this Agreement shall be considered a separate payment. In the event the terms of this Agreement would subject Executive to taxes or penalties under Section 409A (“409A Penalties”), the Company and Executive shall cooperate diligently to amend the terms of the Agreement to avoid such 409A Penalties, to the extent possible. To the extent any amounts under this Agreement are payable by reference to Executive’s “termination of employment” such term and similar terms shall be deemed to refer to Executive’s “separation from service,” within the meaning of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement. Notwithstanding any other provision in this Agreement, to the extent any payments made or contemplated hereunder constitute nonqualified deferred compensation, within the meaning of Section 409A, then (i) each such payment which is conditioned upon Executive’s execution of a release and which is to be paid or provided during a designated period that begins in one taxable year and ends in a second taxable year, shall be paid or provided in the later of the two taxable years and (ii) if Executive is a specified employee (within the meaning of Section 409A) as of the date of Executive’s separation from service, each such payment that is payable upon Executive’s separation from service and would have been paid prior to the six-month anniversary of Executive’s separation from service, shall be delayed until the earlier to occur of (A) the first day of the seventh month following Executive’s separation from service or (B) the date of Executive’s death. Any reimbursement payable to Executive pursuant to this Agreement shall be conditioned on the submission by Executive of all expense reports reasonably required by Company under any applicable expense reimbursement policy, and shall be paid to Executive within 30 days following receipt of such expense reports, but in no event later than the last day of the calendar year following the calendar year in which Executive incurred the reimbursable expense. Any amount of expenses eligible for reimbursement, or in-kind benefit provided, during a calendar year shall not affect the amount of expenses eligible for reimbursement, or in-kind benefit to be provided, during any other calendar year. The right to any reimbursement or in-kind benefit pursuant to this Agreement shall not be subject to liquidation or exchange for any other benefit.
15.Clawbacks. The payments to Executive pursuant to this Agreement are subject to forfeiture or recovery by the Company or other action pursuant to any clawback or recoupment policy which the Company may adopt from time to time, including, without limitation, any such policy or provision that the Company has included in any of its existing compensation programs or plans or that it may be required to adopt under the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder, or as otherwise required by law.
16.Company Policies. Executive shall be subject to additional Company policies as they may exist from time-to-time, including, but not limited to, the Confidential Information Agreement, the Company’s Code of Business Conduct and Ethics, Security Trading Policy

(pursuant to which Executive may be determined by the Chief Executive Officer of the Company to be a Restricted Person), and other applicable policies with regard to stock ownership by senior executives and/or regarding trading of securities.

[Signature Page to Follow]

In Witness Whereof, the parties hereto have executed this Agreement as of the date first written above.

Exicure, Inc.

By: /s/ Sarah Longoria Name: Sarah Longoria Title: Chief HR & Compliance Officer
Date: May 24, 2023

/s/ Joshua Miller
Joshua Miller

EXHIBIT A
Confidentiality, Non-Hire, Non-Disparagement, and Work Product Agreement